Exhibit 99.1

Summit Wireless Technologies Grew Revenue 354% in Q2 2021 and Guides for 180+% Full Year 2021 Revenue Increase Year-over-Year

SAN JOSE, Calif., August 10, 2021 - Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems, provided an update for the second quarter ended June 30, 2021.

Q2 2021 Financial Highlights:

•	Revenue increased 354% to $1.6 million, compared to $0.3 million in the second quarter of 2020.

•	Gross margin expanded to 29.0%, compared to 25.6% in the first quarter of 2021 and 3.4% in the second quarter of 2020.

•	Operating expense was $3.3 million, including $0.4 million of non-cash charges, compared to $2.0 million, including $0.1 million of non-cash charges, in the second quarter of 2020.

•	Net loss was $3.4 million, including $0.6 million for warrant inducement expense, compared to $3.4 million in the second quarter of 2020.

•	Cash and cash equivalents were $10.3 million at June 30, 2021, compared to $7.4 million at December 31, 2020.

Full Year 2021 Financial Guidance:

•	Revenue is expected to increase to between $6.5 million and $7.0 million, up 180+%, compared to $2.4 million for the year ended 2020.

•	Gross margin is expected to be between 28% and 30%, compared to 18% for the year ended 2020.

•	Operating expense is expected to be approximately $12.8 million, including approximately $1.4 million of non-cash charges.

•	Cash and cash equivalents at December 31, 2021 are expected to be between $13 million and $15 million, compared to $7.4 million at December 31, 2020.

“In Q2 2021, we continued to drive momentum in WiSA technology adoption, the WiSA Wave marketing program, website visitors, and sales, all of which are fueling our long-term growth,” said Summit Wireless CEO Brett Moyer. “Our record sales in the second quarter, which increased over 350% year-over-year and exceeded our guidance, are directly attributable to the success we have had with driving consumer awareness. In fact, the WiSA Wave delivered over 900,000 visitors to wisaassocation.org through June 30th and is on track to drive approximately 2 million website visitors in 2021 – over five times our visitors in 2020. This marketing effort is augmented by our new Amazon store, which increases shopping ease for wireless home cinema consumers with all of Amazon’s WiSA Certified TVs, speakers and transmitters in one designated spot at www.amazon.com/wisa. We intend for the WiSA Association storefront initiative to continue to expand to other resellers for the holiday shopping season.

“We continue to unveil exciting new product launches and expand our partnerships with top-tier consumer brands, such as Toshiba REGZA, which marks our fifth TV brand and first WiSA SoundSend Certified product. Additionally, we remain focused on technology advancement and introduced our new SoundSend TV application for the Android operating system, providing users with advanced features to customize the listening experience and offer easy set up and tuning for daily operation. All of these successes bolster our belief that 2021 will continue to be a breakout year for Summit Wireless. Today, we issued guidance that we expect 2021 full year revenue to grow over 180% compared to 2020,” concluded Moyer.

Recent WiSA Association Updates:

•	Secured Toshiba TV “REGZA” as the first product family in the new WiSA SoundSend Certified program, a new certification initiative developed by the Association to work with TV manufacturers to ensure flawless and simple connection and interoperability with the WiSA SoundSend wireless audio transmitter.

•	Unveiled the WiSA SoundSend application for Android TVs to power leading TV brands, including Sony, Toshiba, Sharp, Hisense, Insignia, Panasonic, Philips, Skyworth, and others.

•	Doubled the 2021 WiSA Association websites visitors forecast to 2 million, reflecting category momentum fueled by the Wave marketing program, which drove 900,000 visitors by June 30, 2021 year to date.

•	Launched an Amazon storefront to build WiSA Certified™ category featuring WiSA products and retailer bundles.

•	Introduced additional WiSA Certified products, including

o	Onkyo SOUND SPHERE Audio System in Japan,

o	Bang & Olufsen’s New Beolab 28 Loudspeakers,

o	Lithe Audio Dolby Atmos Ceiling Speakers, and

o	LG’s 2021 OLED and NanoCell TVs.

Recent Corporate Updates

•	Raised $10.0 million in gross proceeds in a registered direct offering of common stock in July 2021.

•	Joined the Russell Microcap® Index in June 2021.

•	Appointed Wendy Wilson to the board of directors of Summit Wireless in May 2021. Ms. Wilson is a digital marketing executive with experience at ChargePoint, one of the world’s largest EV charging networks, Disney, Jive and Yahoo.

Summit Wireless Investor Update Conference Call

Summit Wireless will host a conference call at 8:30 a.m. PT / 11:30 a.m. ET on Tuesday,
August 10, 2021 to provide a business update. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-423-9813 or 201-689-8573 and referencing code 13721706 approximately 10 minutes prior to the start time and view accompanying slides at ir.summitwireless.com/events. To bypass the operator and receive a call rather than dialing in, please use the following link approximately 15 minutes prior to the call. A live webcast of the call and accompanying slide presentation will be on the investor relations section of Summit Wireless’ website at ir.summitwireless.com and available for approximately one year. An audio archive can be accessed for one week by dialing 844-512-2921 or 412-317-6671 and entering conference ID 13721706.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of the WiSA Association, the Wireless Speaker and Audio Association, and works in joint partnership with other WiSA Association members to champion reliable interoperability standard across the audio industry. Summit Wireless is headquartered in San Jose, CA, with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WiSA, LLC

WiSA®, the Wireless Speaker and Audio Association, is a consumer electronics consortium dedicated to creating interoperability standards utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA Certified™ components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. The WiSA Association also combines robust, high definition, multi-channel, low latency surround sound with the simple setup of a soundbar. For more information about the WiSA Association, please visit: www.wisaassociation.org.

© 2021 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA Association logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Kirsten Chapman, LHA Investor Relations, +1 415-433-3777, summit@lhai.com